Exhibit 10.2

[Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. Letterhead]

Sede: Viale Shakespeare, 47 – 00144 Roma

tel. +39 06 592.64.43 – +39 06 592.66.00

Stabilimento: Via Pontina km 30,400

00040 Pomezia (RM) Italia – tel. +39 06 9139

Pomezia, March 30, 2009

SciClone Pharmaceuticals, Inc.

950 Tower Lane

Foster City, CA 94404

Attention: Friedhelm Blobel

Dear Sirs:

Re:    (1) Expanded and Amended Thymosin Alpha 1 License, Distributorship and Supply Agreement signed by and between SciClone Pharmaceuticals International Ltd (“SPIL”) and Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (“STI”) on March 3, 2000 as amended (collectively, the “Thymosin Alpha License Agreement”); and (2) Other Business Matters pertaining to Thymosin Alpha 1 for the malignant melanoma indication.

The undersigned hereby agree that, upon execution hereof:

(1) SciClone Pharmaceuticals, Inc. (“SCLN”), with the approval of its Board of Directors, will cause SPIL, under the Thymosin Alpha 1 License Supply Agreement, to grant STI the rights, (i) to lead all future development activities for Thymosin Alpha 1 (as defined in the Thymosin Alpha License Agreement) with respect to Hepatitis C Virus indications in the Territory as defined in the Thymosin Alpha License Agreement, at STI’s costs; provided that if SPIL’s non-European interests will be materially affected by any negotiations in which STI participates then SPIL will have the right to participate in those negotiations, and (ii) to meet, correspond, and otherwise interact with the European regulatory agencies responsible for granting any approval necessary for the development of Thymosin Alpha 1 for the treatment of the Hepatitis C Virus regarding such development and any matters related thereto. STI will keep SPIL appropriately informed of the status of activities conducted by STI under this paragraph (1).

(2) SCLN (which term, for purposes of this paragraph (2), refers to SPIL as to the development and commercialization of Thymosin Alpha 1 outside the United States) will work together with STI, at their respective cost, to find one or more third parties (each, a “Third Party”) willing to fund further development and commercialization activities for Thymosin Alpha 1 in the United States and Europe (other than Italy, which is addressed in the final sentence of this paragraph) with respect to the malignant melanoma indication. SCLN and STI will cooperate in developing appropriate mutually acceptable licensing or other agreements (which will provide for the sharing of profits arising therefrom under a formula to be mutually agreed among SCLN, STI and the applicable Third Party) to provide (whether by sublicense under the Thymosin Alpha License Agreement or otherwise) the applicable data and rights for such development and commercialization to the applicable Third Party. SCLN and STI will keep one another appropriately informed of their respective discussions with potential Third Parties and will have the right to participate in those discussions that affect their respective interests. For the avoidance of doubt, STI shall retain its exclusive license under the Thymosin Alpha License Agreement, or any other terms which may be agreed upon by the parties in good faith to compensate Sigma-Tau’s possible waiver to its rights for European countries other than Italy, to (i) obtain and maintain any marketing authorizations necessary to market, use, distribute and sell Thymosin Alpha 1 in Italy and (ii) market, use, distribute and sell Thymosin Alpha 1 in Italy also with respect to the malignant melanoma indication.

SIGMA-TAU INDUSTRIE FARMACEUTICHE RIUNITE SpA

By:	/s/ Ugo Di Francesco
Name:	Ugo Di Francesco
Title:	Vice President and CEO

For Acceptance:

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Friedhelm Blobel
Name:	Friedhelm Blobel
Title:	CEO and President